Thursday May 11, 12:49 pm Eastern Time
Company Press Release
eTravelserve.com Completes Buyback of 1,200,000 Free Trading Shares
BOCA RATON, Fla.--(BUSINESS WIRE)--May 11, 2000--Paul Johnson, President/CEO of eTravelserve.com, Inc., www.etravelserve.com, (OTCBB:TSER - news), announced today that the company has negotiated with certain investors to buy back approximately 1.2 million free trading shares.

"This buyback will benefit the shareholders by increasing the percentage of their holdings. A group of previous shareholders where holding restricted shares that have recently become eligible for free trading and had filed their 144 `planned sale' documentation. When the company saw the `planned sale' filings, we felt it better to negotiate with the investors rather than have a large overhang while the company began positioning itself for the move to NASDAQ Small Cap or National market. The first of these agreements have been reached, which will result in a retirement of approximately 1.2 million free trading shares representing approximately 12% of the outstanding float. The company also felt that that negotiating with the shareholders at this time was opportune because the company believes that the current share price is undervalued comparative to other companies in the sector," said Johnson.

eTravelserve.com has also initiated an enhanced shareholder relations program, which offers an "Investor Update Call", which is recorded on the 15th and last day of every month. The recorded call will include information and updates concerning eTravelserve.com and can be accessed at 1-877-213-9653 and entering code 2193973. The company also offers an "email alert" which allows individuals to register on the eTravelserve.com web site and have press releases and investor update information automatically forwarded to their email address when they are announced.

FOR SHAREHOLDER INFORMATION CALL STOCKBROKER RELATIONS AT
1-800-546-7950

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially. There is no assurance the above-described events will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the Company's filings with the S.E.C.